Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BMC SOFTWARE, INC.

BENGAL ACQUISITION CORPORATION

and

BLADELOGIC, INC.

Dated as of March 17, 2008

i

5.7	Absence of Certain Changes or Events	23
5.8	Legal Proceedings	23
5.9	Reports	24
5.10	Absence of Undisclosed Liabilities	25
5.11	Permits; Compliance with Applicable Laws and Reporting Requirements	25
5.12	Taxes and Tax Returns	25
5.13	Employee Benefit Programs	26
5.14	Labor and Employment Matters	28
5.15	Material Contracts	29
5.16	Properties	30
5.17	Environmental Liability	31
5.18	State Takeover Laws; Required Stockholder Vote	31
5.19	Intellectual Property	32
5.20	Insurance	36
5.21	Customers	36
5.22	Opinion of Financial Advisor	37
5.23	Schedule 14D-9; Proxy Statement; Seller Information	37
5.24	No Other Representations or Warranties	37
5.25	Definition of Seller’s Knowledge	37

ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS		38
6.1	Conduct of Business Pending the Effective Time	38
6.2	Certain Tax Matters	41

ARTICLE VII - ADDITIONAL AGREEMENTS		41
7.1	Third Party Consents and Regulatory Approvals	41
7.2	No Solicitation	43
7.3	Access to Information	46
7.4	Employment and Benefit Matters	46
7.5	Directors’ and Officers’ Indemnification and Insurance	47
7.6	Additional Agreements	49
7.7	Advice of Changes	49
7.8	Publicity	49
7.9	Rule 16b-3 Actions	49
7.10	Rule 14d-10 Matters	50
7.11	State Takeover Laws	51

ARTICLE VIII - CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER		51
8.1	Conditions	51

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER		51
9.1	Termination	51
9.2	Effect of Termination	53
9.3	Amendment	54
9.4	Extension; Waiver	55

ii

ARTICLE X - MISCELLANEOUS		55
10.1	Nonsurvival of Representations, Warranties and Agreements	55
10.2	Expenses	55
10.3	Notices	55
10.4	Interpretation	56
10.5	Counterparts	57
10.6	Entire Agreement	57
10.7	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	57
10.8	Severability	57
10.9	Assignment; Reliance of Other Parties	58
10.10	Specific Performance	58
10.11	Definitions	58

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 17, 2008, by and among BMC Software, Inc., a Delaware corporation (“Parent”), Bengal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and BladeLogic, Inc., a corporation organized under the laws of the State of Delaware (“Seller”).

WHEREAS, the boards of directors of each of Parent, Purchaser and Seller have approved the acquisition of Seller by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all Seller’s common stock, par value $0.001 per share (“Seller Common Stock”), at a price per share of $28.00 net to the Seller Stockholders in cash (such amount or any greater amount per share paid pursuant to the Offer being hereafter referred to as the “Offer Price”);

WHEREAS, following consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into Seller, with Seller as the surviving corporation (the “Merger” and, with the Offer, the “Transaction”), whereby each issued and outstanding share of Seller Common Stock not owned directly or indirectly by Parent, Purchaser or the Seller will be converted into the right to receive the Offer Price in cash;

WHEREAS, the Seller Board has (A) (i) determined that this Agreement, the Offer and the Merger are advisable and in the best interests of Seller and the Seller Stockholders, (ii) approved the Offer and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) adopted this Agreement, and (B) recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, and if required by applicable Law, adopt and approve this Agreement;

WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain Seller Stockholders and certain directors and executive officers of Seller are entering into tender and stockholder support agreements (collectively, the “Support Agreements”) with Parent and Purchaser simultaneously with the execution of this Agreement, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the shares of Seller Common Stock held by such stockholders (in their individual capacities) in the Offer and to support the actions necessary to consummate the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I  -  THE OFFER

1.1                               The Offer.

(a)                          Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in clause (iii) of the Tender Offer Conditions shall have occurred, as promptly as reasonably practicable (but in no event later than March 26, 2008) after the date of this Agreement, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 of the Exchange Act) an offer to purchase all outstanding shares of Seller Common Stock at the Offer Price, and shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.  Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, promptly after the expiration of the Offer, accept for payment and pay for (after giving effect to any required withholding Tax), all shares of Seller Common Stock validly tendered pursuant to the Offer and not withdrawn (the time and date of acceptance for payment, the “Acceptance Date”).

(b)                         Purchaser reserves the right to waive, in whole or in part, any Tender Offer Condition or modify the terms of the Offer; provided, however, that without the prior written consent of Seller, Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, waive or amend the Minimum Condition (as defined in Annex I hereto), decrease the number of shares of Seller Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the Seller Stockholders.  The Offer shall remain open until 12:00 midnight, Boston, Massachusetts time, on the date that is twenty (20) Business Days after the commencement (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) of the Offer (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the succeeding sentence or as may be required by applicable Laws or interpretations of the Securities and Exchange Commission (“SEC”) or its staff, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Purchaser may provide a subsequent offering period (and one or more extensions thereof) after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act.  If at any Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by Purchaser, Purchaser may extend the Offer from time to time; provided, however, that if all of the Tender Offer Conditions other than the Minimum Condition are satisfied or waived as of the scheduled expiration of the initial twenty (20) Business Day offering period, then Purchaser shall extend such Expiration Date on one or more occasions for a total of an additional thirty (30) calendar days; provided further that on any scheduled Expiration Date of the Offer, (i) if the waiting period under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Offer or the Merger shall have not expired or been terminated, Purchaser shall extend the Offer from time to time until the expiration or termination under the HSR Act or any other material applicable foreign statutes or regulations; or (ii) if any of the Tender Offer Conditions set forth in paragraph (a) of clause (iii) of Annex I hereto shall have occurred and be continuing, Purchaser shall extend the Offer from time to time until the earlier of (A) five (5) Business Days after the time such condition or conditions shall no longer exist or (B) such time at which any of the matters described in such paragraph (a) of clause (iii) of Annex I hereto shall have become final and non-appealable.  Nothing contained in this paragraph shall affect any termination rights of the parties in Article IX.  Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, Purchaser will accept for payment and pay for all shares of Seller Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after such Expiration Date of the Offer.

(c)                          On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to the Seller Stockholders as and to the extent required by the Exchange Act.  Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by Seller and its counsel.  Parent and Purchaser agree to provide Seller with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).  If at any time prior to the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.  Seller shall furnish to Parent and Purchaser all information concerning Seller required by the Exchange Act to be set forth in the Offer Documents.

(d)                         Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any shares of Seller Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer and shall cause Purchaser to fulfill its obligations under this Agreement.

1.2                               Seller Actions.

(a)                          Seller, after affording Parent a reasonable opportunity to review and comment thereon, (a) shall file with the SEC and mail to the Seller Stockholders, as promptly as practicable on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting, subject to Section 7.2, the recommendation of the Seller Board that the Seller Stockholders tender their shares of Seller Common Stock pursuant to the Offer and (b) shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.  The Schedule 14D-9 will set forth, and Seller hereby represents, that the Seller Board, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that the Transaction, and each of the Offer and the Merger, is advisable and in the best interests of Seller and the Seller Stockholders, (ii) approved the Offer, the Merger and this Agreement in accordance with the DGCL, (iii) recommended acceptance of the Offer and adoption and approval of this Agreement by the Seller Stockholders if such adoption and approval is required by applicable Laws (the “Seller Recommendations”), and (iv) taken all other action necessary to render Section 203 of the DGCL inapplicable to each of the Offer and the Merger; provided, however, that the Seller Recommendations may be withdrawn, modified or amended only prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer and in any case only to the extent permitted by Section 7.2.  Seller hereby consents to the inclusion in the Offer Documents of the Seller Recommendations.  Seller shall include in its entirety in the Schedule 14D-9, and has obtained all necessary consents to permit the inclusion in its entirety of, the fairness opinion of Seller’s Financial advisor delivered to the Seller Board in connection with the Transaction.  If at any time prior to the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and Seller shall give reasonable and good faith consideration to any comments made by Parent, Purchaser or their counsel.  Seller agrees to provide Parent and Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).

(b)                         In connection with the Offer, Seller will promptly furnish Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Seller Common Stock as of the most recent practicable date, and shall furnish Purchaser with such additional available information and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to, and soliciting tenders of shares of Seller Common Stock from, Seller’s record and beneficial stockholders.  Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their Representatives, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will promptly deliver to Seller all copies of such information then in their possession.

1.3                               Directors.

(a)                          Subject to compliance with applicable Laws, promptly upon acceptance for payment of such number of shares of Seller Common Stock as represents at least a majority of the then-outstanding shares of Seller Common Stock pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Seller Board as is equal to the product of (x) the total number of directors on the Seller Board (determined after giving effect to the election of any additional directors pursuant to this Section 1.3) multiplied by (y) the percentage that the aggregate number of shares of Seller Common Stock beneficially owned by Purchaser or any of its Affiliates bears to the total number of shares of Seller Common Stock then outstanding, and Seller shall, upon request of Purchaser, promptly take all actions necessary to cause Purchaser’s designees to be so elected (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Seller Board) in compliance with applicable Law; provided, however, that Purchaser shall be entitled to designate at least a majority of the directors on the Seller Board (as long as Purchaser and its Affiliates beneficially own a majority of the outstanding shares of Seller Common Stock); provided further that prior to the Effective Time, the Seller Board shall always have at least two members who are not officers, directors, employees or designees of Purchaser or any of its Affiliates (“Purchaser Insiders”).  If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

(b)                         Seller’s obligations to appoint Purchaser’s designees to the Seller Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  Seller shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to Seller and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3.  Parent will supply to Seller any information with respect to itself and its Affiliates required by such Section and Rule.

(c)                          Following the election or appointment of Purchaser’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by Seller pursuant to Article IX, any extension by Seller of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder, or waiver of any of Seller’s rights or any of the obligations of Parent or Purchaser hereunder will require the consent of a majority of the directors of Seller then in office who are not Purchaser Insiders (or the approval of the sole director if there shall only be one director then in office who is not a Purchaser Insider).  Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by Seller shall be effected only by the action of a majority of the directors of Seller then in office who are not Purchaser Insiders (or the action of the sole director if there shall only be one director then in office who is not a Purchaser Insider), and such authorization shall constitute the authorization of the Seller Board and no other action on the part of Seller, including any action by any other director of Seller, shall be required to authorize any such action.

1.4                               Top-Up Option.

(a)                          Seller hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.4, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Seller Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Seller Common Stock that, when added to the number of shares of Seller Common Stock directly or indirectly owned by Parent or Purchaser at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Seller Common Stock outstanding immediately after the issuance of the Top-Up Shares (determined on a “fully diluted basis”); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Seller Common Stock in excess of the shares of Seller Common Stock authorized and unissued at the time of exercise of the Top-Up Option and (ii) the Top-Up Option may not be exercised unless, following the time of acceptance by Purchaser of shares of Seller Common Stock tendered in the Offer or after a subsequent offering period, eighty-five percent (85%) or more of the shares of Seller Common Stock shall be directly or indirectly owned by Parent or Purchaser.  The Top-Up Option shall be exercisable once at any time following the Acceptance Date and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

(b)                         The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  If Purchaser wishes to exercise the Top-Up Option, Purchaser shall give Seller one (1) Business Day prior written notice, specifying (i) the number of shares of Seller Common Stock directly or indirectly owned by Parent or Purchaser at the time of such notice and (ii) a place and a time for the closing of such purchase.  Seller shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares (A), the purchase price owed by Purchaser to Seller therefor shall be paid to Seller (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by Purchaser to Seller of a promissory note on terms reasonably satisfactory to Seller and Purchaser, and (B) Seller shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Shares or, if Seller does not then have certificated shares of Seller Common Stock, the applicable number of Book-Entry Shares.

(c)                          Parent and Purchaser acknowledge that the shares of Seller Common Stock that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent and warrant to Seller that Purchaser is, or will be upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II  - THE MERGER

2.1          The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall merge with and into Seller.  Seller shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Seller, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  Upon consummation of the Merger, the separate corporate existence of Purchaser shall terminate.

2.2          Closing; Effective Time.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that relate to action to be taken at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL.  The term “Effective Time” shall be the date and time when the Merger becomes effective.

2.3          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Seller and Purchaser, as provided under Section 259 of the DGCL.

2.4          Certificate of Incorporation and Bylaws.  At the Effective Time, the Certificate of Incorporation, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Purchaser, in the form attached hereto as Exhibit A (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5 hereof), except that the name of Seller as the Surviving Corporation shall continue to be “BladeLogic, Inc.” and the provisions of the Certificate of Incorporation of Purchaser relating to the incorporator of Purchaser shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Charter”).  From and after the Effective Time, the Bylaws, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Purchaser as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

2.5          Directors and Officers.

(a)           From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

(b)        From and after the Effective Time, the officers of Seller at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

2.6          Stockholders’ Meeting.

(a)         If the adoption of this Agreement by the Seller Stockholders is required by applicable Law in order to consummate the Merger, Seller, acting through the Seller Board, shall, in accordance with applicable Law:

(i)            duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the acceptance for payment of and payment for shares of Seller Common Stock by Purchaser pursuant to the Offer and the expiration of any subsequent offering period pursuant to Section 1.1(b) for the sole purpose of obtaining the approval of the Seller Stockholders of the adoption and approval of this Agreement in accordance with the DGCL;

(ii)           prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders, and (y) to obtain the necessary adoption and approval of this Agreement by its stockholders;

(iii)          subject to the fiduciary duties of the Seller Board, include in the Proxy Statement the Seller Recommendations that the Seller Stockholders vote in favor of the adoption and approval of this Agreement; and

(iv)          include in the Proxy Statement the opinion of Seller’s Financial Advisor referred to in Section 5.22.

(b)        Each of Parent and Purchaser agrees that it will vote, or cause to be voted, all of the shares of Seller Common Stock then owned by it or any of its Subsidiaries in favor of the approval of the Merger and adoption and approval of this Agreement.

2.7          Merger Without Meeting of Stockholders.  Notwithstanding Section 2.6, in the event that Purchaser shall acquire at least 90% of the outstanding shares of Seller Common Stock pursuant to the Offer or otherwise (the “Short Form Threshold”), subject to the terms and conditions hereof, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after Purchaser obtains the Short Form Threshold without a meeting of stockholders of Seller, in accordance with Section 253 of the DGCL.

ARTICLE III  -  EFFECT OF THE MERGER ON SELLER CAPITAL STOCK; EXCHANGE OF SHARES

3.1          Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Purchaser:

(a)         Capital Stock of Purchaser.  Each share of the common stock, $0.001 par value per share, of Purchaser (the “Purchaser Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share of the Surviving Corporation.

(b)        Cancellation of Certain Stock.  All shares of Seller Common Stock that are owned by Seller or by any wholly owned Subsidiary of Seller, and any shares of Seller Common Stock owned by Parent or Purchaser or by any wholly owned Subsidiary of Parent or Purchaser immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)         Conversion of Seller Common Stock.  Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be cancelled in accordance with Section 3.1(b) and (y) Dissenting Shares as defined in Section 3.3) shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price per share (the “Merger Consideration”).  As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2.

3.2          Exchange of Certificates.  The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

(a)         Paying Agent.  Prior to the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment of the Merger Consideration.  On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 3.1 in accordance with the procedures set forth in Section 3.2(b) (such funds, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments.  The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose.

(b)        Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent (and shall use its commercially reasonable efforts to cause the Paying Agent to do so by the fifth (5th) Business Day following the date of the Effective Time) to mail to each holder of record of a Certificate or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock whose shares were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and Seller may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender the Merger Consideration.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c)         No Further Ownership Rights in Seller Common Stock.  The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)        Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 3.2 prior to the end of such nine (9) month period shall thereafter look only to Parent for payment of its claim for the Merger Consideration.

(e)         No Liability.  To the extent permitted by applicable Law, none of Parent, Purchaser, Seller, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

(f)         Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent.

(g)        Withholding Rights.  Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Offer Price or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share or a Seller Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law.  To the extent that amounts are so withheld by the Surviving Corporation, Parent, Purchaser or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be.

(h)        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.3          Appraisal Rights.

(a)         Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 3.1 and 3.2.

(b)        Seller shall give Parent and Purchaser prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with Seller.  Seller shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

(c)         Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Seller Common Stock shall be canceled.

3.4          Treatment of Options, Restricted Stock and other Equity Awards.

(a)         “Cancelled Seller Stock Option” shall mean each Seller Stock Option that is outstanding immediately prior to the Effective Time and (i) is held by a person who is not an employee or a service provider of Parent or a Subsidiary of Parent immediately after the Effective Time as reasonably determined by Parent in its sole discretion, (ii) is vested and exercisable (after taking into account the effect of the accelerated vesting contained in clause (iv) of this Section 3.4(a) or any contract or arrangement providing for the accelerated vesting of outstanding options on or prior to the Effective Time) immediately prior to the Effective Time, including any Seller Stock Options that vest at the Effective Time, (iii) has an exercise price, immediately prior to the Effective Time, that is equal to or greater than the Merger Consideration, or (iv) is subject to the laws of a non-U.S. jurisdiction and/or held by an employee of Seller or any of its Subsidiaries located in a non-U.S. jurisdiction and which Parent reasonably determines may not be converted into an Assumed Seller Stock Option (as defined in the paragraph below), (A) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts) or (B) under the generally applicable policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; provided, however, any such Seller Stock Options that are not assumed by Parent under this clause (iv) shall be accelerated in full so that each such option is fully vested and exercisable immediately prior to the Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Surviving Corporation or the holders of Cancelled Seller Stock Options, each Cancelled Seller Stock Option shall be cancelled and extinguished and each vested Cancelled Seller Stock Option shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Cancelled Seller Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Cancelled Seller Stock Option (the “Option Consideration”). Parent shall, or shall cause the Surviving Corporation to, pay to holders of Cancelled Seller Stock Options the Option Consideration as soon as practicable following the Effective Time and in any event within five (5) business days thereof.

(b)        At the Effective Time, each Seller Stock Option that is outstanding immediately prior to the Effective Time and is not a Cancelled Seller Stock Option (an “Assumed Seller Stock Option”) shall be converted as of the Effective Time into an option to purchase shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in accordance with this Section 3.4.  At the Effective Time, each Assumed Seller Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the Seller Stock Option Plans under which such Assumed Seller Stock Option was granted and the agreement evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, except that: (i) the terms of the Assumed Seller Stock Option shall be subject to the terms of any Change in Control Agreement, or, if a holder has not entered into a Change in Control Agreement with Seller, the terms of the Assumed Seller Stock Option shall be amended as set forth in the Acceleration Letter, the form of which is attached hereto as Exhibit B (the “Acceleration Letter”); (ii) such Assumed Seller Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Seller Common Stock that were issuable upon exercise of such Assumed Seller Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and rounded down to the nearest whole number of shares of Parent Common Stock; and (iii) the per share exercise price of each such Assumed Seller Stock Option shall be adjusted by dividing (A) the per share exercise price of each such Assumed Seller Stock Option by (B) the Exchange Ratio, and rounding up to the nearest cent. The “Exchange Ratio” shall be equal to the quotient of (1) the Offer Price, divided by (2) the average of the closing prices on the New York Stock Exchange of a share of Parent Common Stock during the five (5) trading days ending on the date that is two (2) trading days prior to the Closing Date. The parties acknowledge that, with respect to any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options” or “ISOs”), the foregoing provisions are intended to comply with the requirements of Section 424(a) of the Code.

(c)         At the Effective Time, each unvested share of Seller Common Stock subject to restrictions and forfeiture granted pursuant to the Seller Stock Option Plans (“Restricted Stock”) that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into the right to receive Merger Consideration pursuant to Section 3.1(c), provided that such right to receive the Merger Consideration shall be subject to (x) the same restrictions and vesting arrangements that were applicable to such unvested Restricted Stock immediately prior to the Effective Time and (y) the terms of any Change in Control Agreement, or, if a holder has not entered into a Change in Control Agreement with Seller, the terms of the Restricted Stock shall be amended as set forth in the Acceleration Letter, the form of which is attached hereto as Exhibit B.  Therefore, cash otherwise payable pursuant to Section 3.1 in exchange for the Restricted Stock issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such shares of Restricted Stock would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule, the agreement evidencing the original purchase of such Restricted Stock, the Change in Control Agreements and the Acceleration Letters).  Subject to the terms of the Change in Control Agreements and the Acceleration Letters, Parent shall make all such required payments to holders of Unvested Cash as soon as administratively practicable after the day on which such Unvested Cash would have become vested under the original vesting schedule and in any event no later than fifteen (15) days after the day on which such Unvested Cash becomes vested.  All outstanding rights that Seller may hold or similar restrictions in Seller’s favor immediately prior to the Effective Time with respect to such Restricted Stock shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, subject to the terms of the Change in Control Agreements and the Acceleration Letter.

(d)        Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Assumed Seller Stock Options assumed in accordance with this Section 3.4. Within fifteen (15) business days following the Effective Time, Parent shall cause the Parent Common Stock issuable upon exercise of any Assumed Seller Stock Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Seller and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

(e)         Within fifteen (15) business days following the Effective Time, Parent shall deliver to the holders of Seller Stock Options and Restricted Stock appropriate notices setting forth such holders’ rights pursuant to the Seller Stock Option Plans and describing the adjustments required by this Section 3.4.  Seller and its counsel shall reasonably cooperate with and assist Parent in the preparation of such notices.

3.5                               Additional Benefits Matters.

Seller shall take all necessary actions to effect the transactions described in Sections 3.4(a), (b) and (c)  above pursuant to the terms of the applicable Seller Stock Option Plans and agreements evidencing the Seller Stock Options and Restricted Stock.  All amounts payable pursuant to Section 3.4(a) and (c) shall be paid without interest, and no Unvested Cash or rights to receive any payments pursuant to Section 3.4(a) or (c) may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested Cash or payment pursuant to Section 3.4(a) or (c) in accordance with this Agreement. Any payments made pursuant to 3.4(a) or (c) shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required or otherwise permitted by applicable Law to deduct and withhold from the relevant Option Consideration, Unvested Cash or Merger Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cancelled Seller Stock Options, Unvested Cash or Restricted Stock in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE IV  -  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Parent Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), Parent and Purchaser hereby jointly and severally represent and warrant to Seller as follows:

4.1                               Corporate Organization.

(a)                         Parent is a Delaware corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.  Purchaser is a Delaware corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

(b)                        Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Purchaser, copies of which have previously been made available to Seller, are true, correct and complete copies of such documents as currently in effect.

(c)         Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Purchaser, which, as of the date hereof, consists of 1,000 shares of Purchaser Common Stock, is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of any Encumbrance.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.2        Authority.  Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of, each of Parent and Purchaser.  Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer, the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

4.3        Consents and Approvals.  Except (a) for filings, permits, authorizations, consents, and approvals and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and the Antitrust Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 4.3 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Parent and Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require either Parent or Purchaser to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Purchaser, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent and Purchaser or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Offer or the Merger, (B) otherwise prevent or materially delay performance by Parent or Purchaser of their respective material obligations under this Agreement, or (C) have a Parent Material Adverse Effect.

4.4          Broker’s Fees.  Neither Parent nor Purchaser nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement except for fees and commissions incurred in connection with the engagement of Merrill Lynch & Co. and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be paid by Parent.

4.5          Legal Proceedings.  There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, Purchaser or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6          Available Funds.  Parent has, and at each of the Acceptance Date and the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

4.7          Certain Compensation Arrangements.  The parties acknowledge that certain payments are to be made and certain benefits are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Parent will be a party (the “Parent Arrangement(s)”) to certain Seller Stockholders and holders of other securities of Seller (the “Covered Securityholders”).  Parent hereby represents and warrants that all such amounts payable under Parent Arrangement(s) (i) will be paid or granted as compensation for future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) will not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Parent also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Parent Arrangement will be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) will otherwise be applicable thereto assuming that the Seller Board has taken all necessary actions by it to cause such safe harbor to be applicable.

4.8          Offer Documents; Proxy Statement; Parent Information.

(a)         Parent and Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by Seller in writing for inclusion in the Offer Documents.

(b)        The information relating to Parent, Purchaser and their respective Affiliates to be contained in the Proxy Statement (where and to the extent required by applicable Laws to consummate the Merger), and any other documents filed with the SEC in connection with the Merger, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement (if any) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

4.9          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided to Seller in connection with the transactions contemplated hereby.  None of Parent or Purchaser or any other Person on behalf of Parent or Purchaser shall be held liable for damage, liability or loss resulting from the distribution to Seller, or Seller’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Seller in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V  -  REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Parent and Purchaser (the “Seller Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Parent and Purchaser as follows:

5.1             Corporate Organization.

(a)           Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.  The Certificate of Incorporation and the Bylaws of Seller, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.

(b)           Section 5.1(b) of the Seller Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Seller.  Each of Seller’s Subsidiaries is duly organized, validly existing and, if applicable, in corporate good standing under the laws of the jurisdiction of its organization.  Each of Seller’s Subsidiaries has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of Seller’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

(c)           The articles or certificate of incorporation and bylaws or equivalent organizational documents of each of the Subsidiaries of the Seller, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.

5.2             Capitalization.

(a)           The authorized capital stock of Seller consists of 90,000,000 shares of Seller Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Seller Preferred Stock”), of Seller.  At the close of business on March 16, 2008, there were 27,985,733 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding.  At the close of business on March 16, 2008, there were no shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller.  In addition, at the close of business on March 16, 2008, there were 3,681,196 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Seller Stock Options, subject to adjustment on the terms set forth in the Seller Stock Option Plans.  Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above.  All issued and outstanding shares of Seller Common Stock have been, and all shares of Seller Common Stock that may be issued pursuant to the exercise of outstanding Seller Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law.  There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of Seller or any of its Subsidiaries issued and outstanding.  Except for the Seller Stock Option Plans or as reflected in Section 5.2(a) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Subsidiary of Seller or obligating Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements.  Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in, Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller.  Section 5.2(a) of the Seller Disclosure Schedule sets forth (i) the name of each holder of a Seller Stock Option, (ii) the date each Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option, and (v) the price at which each such Seller Stock Option may be exercised.  Except as set forth in Section 5.2(b) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.  No Subsidiary of Seller owns any shares of Seller Common Stock.

(b)           As of March 16, 2008, Seller had outstanding Seller Stock Options to purchase 3,681,196 shares of Seller Common Stock, and 672,650 shares of Restricted Stock were outstanding and granted under, Seller Stock Option Plans. All of such Seller Stock Options and Restricted Stock have been granted to service providers of Seller and its Subsidiaries in the ordinary course of business pursuant to the Seller Stock Option Plans. Section 5.2(b) of the Seller Disclosure Schedule lists all outstanding Seller Stock Option and share of Restricted Stock as of March 16, 2008 and (i) the name of each holder thereof, (ii) the date of their grant, (iii) the portion of which is vested as of March 16, 2008, (iv) if applicable, the exercise or purchase price therefor, (v) the date upon which each Seller Stock Option would normally be expected to expire absent termination of employment or other acceleration, and (vi) whether or not such Seller Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c)           Section 5.2(c) of the Seller Disclosure Schedule lists for each Subsidiary of Seller the percentage of equity securities owned or controlled, directly or indirectly, by Seller as of the date hereof.  Except as set forth in Section 5.2(c) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the shares of capital stock of each of the Subsidiaries of Seller are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such shares held directly or indirectly by Seller, are owned by Seller free and clear of any Encumbrance.

(d)           There are no voting trusts or other agreements to which Seller or any of its Subsidiaries is a party with respect to the voting of any shares of Seller Common Stock or any capital stock of, or other equity interest of Seller or any of its Subsidiaries.  Neither Seller not any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its shares of capital stock that are in effect.

5.3          Authority.

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, including the Offer and the Merger, subject to obtaining the approval of the Seller Stockholders to adopt and approve this Agreement.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer and the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Seller Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware.  The Seller Board has unanimously (i) determined and declared that this Agreement, the Offer and the Merger are advisable, (ii) approved the Offer and the Merger in accordance with the DGCL, (iii) adopted this Agreement, (iv) recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, and, if required by applicable Law, adopt and approve this Agreement, and (v) determined that each member of the Seller Compensation Committee approving any plan, program, agreement, arrangement, payment or benefit as an Employment Compensation Arrangement in order to satisfy the non-exclusive safe harbor under Rule 14d-10(d)(2) is an “independent director” within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market LLC.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

5.4          No Violation; Required Filings and Consents.  Assuming the adoption and approval of this Agreement by the Seller Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and the Antitrust Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 5.4 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require Seller or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require Seller or any of its Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Offer and the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) reasonably be expected to have a Seller Material Adverse Effect.

5.5          Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) (the “Seller Financial Statements”) contained in the Seller SEC Reports (as defined in Section 5.9), (i) has been prepared from and in accordance with and accurately reflects the books and records of Seller and its Subsidiaries in all material respects, (ii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) each presents fairly in all material respects the consolidated financial position, stockholders’ equity, results of operations and cash flows of Seller and the consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not been and would not be, individually or in the aggregate, material in magnitude).  Without limiting the generality of the foregoing or of any representation made in Section 5.9, (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of Seller as a result of or in connection with any disagreement with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Seller has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Seller with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Seller, threatened against Seller by the SEC relating to disclosures contained in any Seller SEC Report.

5.6          Broker’s Fees.  Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), except for fees and commissions incurred in connection with the engagement of Morgan Stanley & Co. Incorporated (the “Seller’s Financial Advisor”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller.  True, correct and complete copies of all agreements between Seller and the Seller’s Financial Advisor concerning this Agreement and the Transaction, including, without limitation, any fee arrangements, have been previously made available to Parent.

5.7          Absence of Certain Changes or Events.  Since September 30, 2007, (a) Seller and each of its Subsidiaries have conducted its respective business in all material respects in the ordinary course consistent with their past practice, (b) other than as a result of the transactions contemplated by this Agreement, there has not been: (i) any adverse change in the financial condition, backlog, operations or business of Seller that would reasonably be expected to have a Seller Material Adverse Effect; (ii) any damage, destruction, or loss to the business or properties of Seller (whether or not covered by insurance) that would reasonably be expected to have a Seller Material Adverse Effect; (iii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Seller Common Stock, or any direct or indirect redemption, purchase or any other acquisition by Seller of any Seller Common Stock; (iv) any labor dispute (other than routine grievances); (v) any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice, (vi) transfer, sell, lease, sublease or license or otherwise dispose of any material assets or properties of Seller or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (vii) write down or write up the value of any receivable or revalue any assets of Seller or any of its Subsidiaries other than in the ordinary course of business consist with past practice, or (viii) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice, and (c) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.8          Legal Proceedings.  Except as set forth in Section 5.8 of the Seller Disclosure Schedule, (a) there is no suit, claim, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries or, to the knowledge of Seller, any executive officer or director of Seller or any of its Subsidiaries (in their capacity as such), and (b) neither Seller nor any Subsidiary, nor to the knowledge of Seller, any executive officer or director of Seller or any of its Subsidiaries (in their capacity as such), is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) would, individually or in the aggregate, (A) prevent or materially delay the consummation of the Offer or the Merger, or (B) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement, or (ii) has or would reasonably be expected to, individually or in the aggregate, result in the imposition of any material liability upon Seller or any of its Subsidiaries or the imposition of any material restriction on the operation of the business of Seller or any of its Subsidiaries.

5.9             Reports.

(a)           Since and including July 25, 2007, Seller has filed or furnished (as applicable) all forms, reports, registrations, schedules, statements and other documents, together with any amendments required to be made with respect thereto, that were and are required to be filed or furnished (as applicable) under the Exchange Act or the Securities Act (together with all certifications required to be made by Seller pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by Seller with the SEC, as have been amended since the time of their filing, collectively, the “Seller SEC Reports”).  As of their respective effective dates (in the case of the Seller SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Seller SEC Reports), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Seller SEC Reports complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Seller’s Subsidiaries is required to file or furnish any forms, reports, registrations, schedules, statements or other documents with the SEC.  As of the date of this Agreement, Seller has made available to Parent and Purchaser true, correct, and complete copies of all amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents and other instruments that previously had been filed by Seller with the SEC and are currently in effect.

(b)           Seller and its Subsidiaries (i) maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board, (A) any significant deficiencies and material weaknesses of which Seller has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

(c)           Except as previously disclosed by Seller to Parent, since January 1, 2007, to Seller’s knowledge, no Key Employee or member of the Seller Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Seller or any of its Subsidiaries.

5.10        Absence of Undisclosed Liabilities.  Since September 30, 2007, except for those liabilities that are fully reflected or reserved against on the Seller Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, neither Seller nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.11        Permits; Compliance with Applicable Laws and Reporting Requirements.  Seller and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Seller Permits”), each of the Seller Permits is in full force and effect, and Seller and each of its Subsidiaries is in material compliance with the terms of the Seller Permits.   Except as set forth in Section 5.11 of the Seller Disclosure Schedule, Seller and its Subsidiaries are not and at all times since January 1, 2007 have not been, in violation of any applicable Laws (including, but not limited to, the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations which would not result in the imposition of any material liability upon Seller or any of its Subsidiaries or the imposition of any material restriction on the operation of the business of Seller or any of its Subsidiaries.

5.12        Taxes and Tax Returns.     Each of Seller and its Subsidiaries has (a) timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it; and (b) timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.  The most recent financial statements contained in the Seller SEC Reports reflect, to the knowledge of Seller, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Seller and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.  Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule, no deficiencies for any material amount of Taxes have been proposed, asserted or assessed against Seller or any of its Subsidiaries as of the date hereof, and no requests for waivers of the time to assess any such material Taxes are pending or have been granted.

(b)           Except as set forth in Section 5.12(b) of the Seller Disclosure Schedule, as of the date hereof, no examination or audit of any material Tax Return of Seller or any of its Subsidiaries or any administrative or judicial proceeding in respect of any material amount of Tax is currently in progress or, to Seller’s knowledge, threatened.

(c)           Neither Seller nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated,

affiliated, combined or unitary Tax Returns, other than a group the common parent of which was Seller, or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(d)           Each of Seller and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Seller Personnel, creditor, depositor, stockholder, or other third party, and has complied in all material respects with any applicable information reporting, filing or similar requirements with respect to any such payments.

(e)           Neither Seller nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2).

(f)            During the five-year period ending on the date hereof, neither Seller nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(g)           None of the Subsidiaries listed in Section 5.2(c) of the Seller Disclosure Schedule (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

5.13        Employee Benefit Programs.

(a)           Except as set forth in Section 5.13(a) of the Seller Disclosure Schedule, none of Seller, any of its Subsidiaries or any other ERISA Affiliate contributes to or maintains (or is obligated to contribute to or maintain), and none of Seller, any of its Subsidiaries or any other ERISA Affiliate may incur any liability under any “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Seller Benefit Plans”), as such term is defined in Section 3(1) of ERISA, employment, severance or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other employee benefit plan  for Seller Personnel, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of Seller, any of its Subsidiaries or any other ERISA Affiliate (collectively, the “Seller Other Plans”).

(b)           Seller has made available to Parent complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans: (i) plan document and any amendments thereto and a description if such Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is not in writing; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the three most recent annual reports on Form 5500; (v) the two most recent financial and/or actuarial reports, if any; and (vi) summary plan description, any summary of material modifications thereto, and any material employee communications.

(c)           Except as set forth in Section 5.13(c) of the Seller Disclosure Schedule, each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans, which are maintained or contributed to by Seller, any of its Subsidiaries or any other ERISA Affiliate, has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

(d)           No Seller Benefit Plan, Seller Pension Plan or Seller Other Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither Seller nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA.  Each of the Seller Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS.

(e)           Seller has made or provided for all contributions to Seller Pension Plans required thereunder.

(f)            Except as set forth in Section 5.13(f) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries provides or has agreed to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws).

(g)           Except as set forth in Section 5.13(g) of the Seller Disclosure Schedule, no lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.  Except as set forth in Section 5.13(g) of the Seller Disclosure Schedule, there is no material written correspondence between Seller, any Subsidiary of Seller or any other ERISA Affiliate and any Governmental Authority related to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to Parent, Seller, or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

(h)           Except as set forth in Section 5.13(h) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any employment or consulting agreements with any current or former manager, director, officer or employee which require payment (which payment has not been made in full as of the date of this Agreement) of cash compensation in fiscal year 2008 in excess of $250,000.

(i)            Except with respect to the agreements disclosed in Section 5.13(i) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to (i) any oral or written agreement with any stockholder, director, officer or employee of Seller or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement; (ii) any agreement or plan binding Seller or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement; (iii) any agreement, plan or other arrangement with any officer or employee of Seller or its Subsidiaries that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; or (iv) any agreement, plan or arrangement with any officer of Seller or its Subsidiaries that could reasonably be expected to give rise directly or indirectly, but without regard to the transactions contemplated by this Agreement, to the payment of any amount that would not be deductible under Section 162(m) of the Code.

(j)            Each Seller Pension Plan, Seller Benefit Plan and Seller Other Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, and the regulations and guidance issued thereunder.  The exercise price of all Seller Stock Options is at least equal to the fair market value of the Seller Common Stock on the date such options were granted based on Treasury Regulation Section 1.409A-1(b)(5)(iv) and applicable guidance.

(k)           The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of Seller, including the Seller Benefit Plans, the Seller Pension Plans and the Seller Other Plans (collectively, the “Arrangements”), to the Covered Securityholders.  Seller hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Seller also hereby represents and warrants that the Seller Board or the Compensation Committee thereof (the “Seller Compensation Committee”) (A) at a meeting duly called and held at which all members of the Seller Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Seller Compensation Committee on or prior to the date hereof, (2) the treatment of the Seller Stock Options in accordance with the terms set forth in this Agreement, and (3) the terms of Sections 7.4 and 7.5 of this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

5.14           Labor and Employment Matters.

(a)           Seller and its Subsidiaries are in material compliance with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to, Title VII of the

Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, are not and would not be, individually or in the aggregate, material in magnitude.  To Seller’s knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and (ii) no complaints relating to employment practices of Seller have been made to any Governmental Authority or submitted in writing to Seller.

(b)           Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization except outside of the United States in the ordinary course of business.  To the knowledge of Seller, neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike or lockout involving Seller or any of its Subsidiaries.

5.15        Material Contracts.  Except as set forth in Section 5.15 of the Seller Disclosure Schedule or as filed as exhibits to the Seller SEC Reports prior to the date of this Agreement, and except for this Agreement, neither Seller nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), (ii) which limits the ability of Seller or any of its Subsidiaries to compete or engage in any line of business or to solicit business in any geographic area, (iii) which provides for exclusivity by Seller or any of its Subsidiaries with respect to any material products or services sold or purchased by Seller or any of its Subsidiaries, (iv) that by its terms would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (v) with any customer of Seller or its Subsidiaries which is expected to relate to more than $1,000,000 in annual revenue for the fiscal year ending September 30, 2008.  Each contract, arrangement, commitment or understanding of the type described above in this Section 5.15, whether or not set forth in Section 5.15 of the Seller Disclosure Schedule, is referred to herein as a “Seller Contract.”  All of the Seller Contracts are valid and binding on Seller and each of its Subsidiaries that is a party thereto and, to Seller’s knowledge, each other party thereto, as applicable, and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.  Neither Seller nor any of its Subsidiaries has, and to the knowledge of Seller, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect and neither Seller nor any of its Subsidiaries has received written notice of any of the foregoing.

5.16        Properties.

(a)           Section 5.16(a) of the Seller Disclosure Schedule lists all real property owned by Seller or its Subsidiaries (the “Owned Real Property”).  With respect to all of the Owned Real Property (i) Seller or one of its Subsidiaries, as applicable, has good, marketable and insurable title to the Owned Real Property, free and clear of any Encumbrance, and (ii) except as set forth on Section 5.16(a) of the Seller Disclosure Schedule, no other Person has any ownership right in any Owned Real Property or the right to use or occupy any portion of the Owned Real Property and (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect.

(b)           Except as would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect, (i) the material improvements on each parcel of Owned Real Property have legal and valid access to public streets and such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business as currently operated thereon to be operated in all material respects in the ordinary course of business, and (ii) the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, telecommunications, sanitary and storm sewage lines and systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business as currently conducted to be operated in all material respects in the ordinary course of business.

(c)           Section 5.16(c) of the Seller Disclosure Schedule lists all real property leased or subleased to or by Seller or any of its Subsidiaries.  With respect to each lease and sublease for the properties listed in Section 5.16(c) of the Seller Disclosure Schedule:

(i)            the lease or sublease is a valid, binding and enforceable obligation of Seller or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii)           neither Seller nor any of its Subsidiaries, nor to the knowledge of Seller, any other party, is in material breach or material violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or material violation of, or material default by Seller or any of its Subsidiaries, or to the knowledge of Seller, any other party under such lease or sublease;

(iii)          neither Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(iv)          Seller and its Subsidiaries enjoy peaceful and undisturbed possession under such lease or sublease, and there are no Encumbrances applicable to the real property subject to such lease or sublease, except for Permitted Encumbrances.

(d)           To the knowledge of Seller and except as set forth in Section 5.16(d) of the Seller Disclosure Schedule, Seller and its Subsidiaries own good title, free and clear of all Encumbrances to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to conduct the business of Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Financial Statements, (ii) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable, and (iv) Encumbrances on the landlord’s interest in the premises (collectively, “Permitted Encumbrances”).  Seller and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Seller or its Subsidiaries as now used, possessed and controlled by Seller or its Subsidiaries, as applicable.

5.17        Environmental Liability.  There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to Seller’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or any of its Subsidiaries of any liability or obligation arising under common law, under any lease or sublease, or under any foreign, local, state or federal environmental statute, regulation, ordinance or Law including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability or obligation has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.  To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  Neither Seller nor any of its Subsidiaries is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

5.18        State Takeover Laws; Required Stockholder Vote.

(a)         The Seller Board has approved this Agreement and the Support Agreements and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of Seller’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Support Agreements or any of the transactions contemplated hereby or thereby.

(b)        The only vote of holders of any class of capital stock of Seller that may be necessary to adopt and approve this Agreement is adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Seller Common Stock, voting as a single class, in the event that a vote of Stockholders is required by applicable Law (any such vote, “Seller Stockholder Approval”).

5.19        Intellectual Property.

(a)         Section 5.19(a) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Seller or any of its Subsidiaries (“Seller Patents”), (ii) registered and material unregistered Marks owned by Seller or any of its Subsidiaries (“Seller Marks”),  and (iii) registered Copyrights owned by Seller or any of its Subsidiaries (“Seller Copyrights”). Complete and correct copies of all issued patents and pending patent applications (including all papers filed with the U.S. Patent and Trademark Office or in any similar office or agency in the world related thereto) listed on Section 5.19(a) of the Seller Disclosure Schedule have been provided or made available to Parent.

(b)        Except as set forth in Section 5.19(b) of the Seller Disclosure Schedule:

(i)            Seller or a Subsidiary of Seller either (A) owns all rights, title and interest in and to the Seller Intellectual Property Assets and Seller Technology, including without limitation the Intellectual Property Assets listed on Section 5.19(a) of the Seller Disclosure Schedule, free and clear of any and all Encumbrances, other than Permitted Encumbrances; or (B) has a valid and enforceable license or right to use all other Intellectual Property Assets and Technology used in or necessary for the conduct of Seller’s Business, and all such licensed Intellectual Property Assets and rights to use Technology will, other than as set forth in Section 5.4 of the Seller Disclosure Schedule not cease to be valid and enforceable rights of the Seller or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or by any ancillary agreements executed in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby;

(ii)           Seller or a Subsidiary of Seller owns or has adequate rights to all Intellectual Property Assets and Technology incorporated in or bundled with the Seller Products;

(iii)          Seller or a Subsidiary of Seller owns, licenses or otherwise has the right to use all Intellectual Property Assets and Technology necessary for the conduct of Seller’s Business, including to use, manufacture, market, sell, license, and distribute the Seller Products;

(iv)          all Seller Intellectual Property Assets that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (A) have been timely and duly filed, (B) have been duly maintained and prosecuted (including the payment of maintenance and related fees), and (C) are not expired, cancelled or abandoned, except for such issuances, registrations or applications that Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(v)           as of the date hereof, there are no pending or, to the knowledge of Seller, threatened claims, proceedings or actions against Seller or any of its Subsidiaries (A) alleging that the operation of Seller’s Business or any of the Seller Intellectual Property Assets, Seller Technology or Seller Products infringes or misappropriates the rights of others under any Intellectual Property Assets (“Third Party Rights”) or (B) that otherwise challenge the right of Seller or any of its Subsidiaries with respect to the conduct of the Seller’s Business or the use or ownership of the Seller Intellectual Property Assets or Seller Technology.  As of the date hereof, no interference, opposition, reissue, or reexamination is or has been pending or, to the Seller’s knowledge, threatened, in which the scope, validity, or enforceability of any of the Intellectual Property Assets owned by Seller or any of its Subsidiaries is being or has been, contested or challenged.  None of the Seller Intellectual Property Assets and Seller Technology are subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court affecting the rights of Seller or any of its Subsidiaries with respect thereto;

(vi)          to the knowledge of Seller, neither the operation of Seller’s Business nor any use by Seller or any of its Subsidiaries of any Seller Intellectual Property Asset or Seller Technology infringes upon or misappropriates any Third Party Rights;

(vii)         no Seller Personnel or, to the knowledge of Seller, any other Person other than Seller or any of its Subsidiaries owns any rights in or to any Seller Intellectual Property Assets or Seller Technology.

(viii)        to the knowledge of Seller, there is not, and has not been, any interference with, infringement upon or misappropriation by any Person of any of the Seller Intellectual Property Assets or Seller Technology;

(ix)           Seller and its Subsidiaries have taken reasonable security measures (including, where appropriate in Seller’s or its Subsidiaries’ reasonable business judgment, entering into written confidentiality and nondisclosure agreements with Seller Personnel) to protect the confidentiality of all Trade Secrets owned by Seller or a Subsidiary of Seller and used by Seller or a Subsidiary of Seller in the operation of Seller’s Business (the “Seller Trade Secrets”) and to protect the confidentiality of all confidential information of Seller’s and its Subsidiaries’ customers or other third parties possessed or used by Seller and its Subsidiaries in the operation of Seller’s Business.  Without limiting the foregoing, to the knowledge of Seller, no employee, independent contractor or agent of Seller or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Seller Intellectual Property Assets, the Seller Products or the Seller Technology;

(x)            Each Seller Product performs as Seller or any of its Subsidiaries have warranted to their respective customers, except to the extent any such failure to so perform, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect;

(xi)           To the knowledge of Seller, no Software incorporated in the Seller Products contains any “viruses”, “worms”, “time bombs”, “key-locks”, or any other code or devices that could disrupt or interfere with the operation of Seller Products or equipment upon which Seller Products operate or the integrity of the data or information Seller Products process or produce in a manner adverse to Seller and its Subsidiaries or any licensee (collectively, “Harmful Code”); and Seller and its Subsidiaries have used commercially reasonable efforts to prevent the introduction of any such Harmful Code into all Seller Products;

(xii)          to the knowledge of Seller, (A) neither Seller nor any of its Subsidiaries has granted any current or contingent rights, licenses or interests in or to the Source Code, (B) neither Seller nor any of its Subsidiaries has provided or disclosed, or has the duty or obligation (whether present, contingent, or otherwise) to provide or disclose any of the Source Code to any escrow agent or other Person, and (C) no event has occurred, and no circumstance or condition exists, including the transactions contemplated by this Agreement, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any of the Source Code to any other Person who is not an employee of Seller or any of its Subsidiaries;

(xiii)         no Software incorporated into any of the Seller Products is subject to a license commonly referred to as an open source, free software, copyleft or community source code license, including, but not limited to, the GNU General Public License, or GNU Lesser General Public License (such Software, “Open Source Software”), that, as used in Seller Products, obligates Seller or any of its Subsidiaries to (A) distribute or disclose in source code form any other Software combined or distributed with such Open Source Software, or (B) license or otherwise make available on a royalty free basis any such other Software that is combined or distributed with such Open Source Software;

(xiv)        Seller and all its Subsidiaries are in compliance in all material respects with all applicable export control and embargo laws, and Seller or the applicable Subsidiary has obtained all approvals necessary for (A) exporting the Seller Products and related Technology, including Software, outside the United States in accordance with all applicable United States export control regulations, and (B) when Seller or any of its Subsidiaries is the seller of record, importing Seller Products and related Technology, including Software, into any country in which such Seller Products, Technology and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect;

(xv)         to the Seller’s knowledge, no funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller Intellectual Property Assets or the Seller Technology; and

(xvi)        neither Seller nor any of its Subsidiaries has made any submission or suggestion to, and is not subject to any agreement with, any standards bodies that would obligate Seller or any of its Subsidiaries to grant licenses to or otherwise impair its control of Seller Intellectual Property Assets, the Seller Products or the Seller Technology.

(c)         For purposes of this Agreement:

(i)            “Intellectual Property Assets” means:

(A)          All patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all foreign counterparts to such patents and patent applications (collectively, “Patents”);

(B)           All registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, corporate names, Internet domain names, and the goodwill associated therewith, together with any registrations and applications for registration thereof  (collectively, “Marks”);

(C)           All copyrights whether registered or unregistered, in both published and unpublished works, including, without limitation, all computer programs, manuals and other documentation and any and all registrations and applications for registration thereof (collectively, “Copyrights”); and

(D)          All trade secrets and other rights, under applicable Law, including, without limitation, U.S. state trade secret Laws, in (1) know-how, (2) inventions (whether or not patentable) and improvements thereto (including as disclosed in invention disclosures and discoveries) and (3) confidential or proprietary information  (collectively, “Trade Secrets”).

(ii)           “Seller’s Business” means the business of Seller and its Subsidiaries as currently conducted by Seller and its Subsidiaries.

(iii)          “Seller Intellectual Property Assets” means all Intellectual Property Assets owned by Seller or any of its Subsidiaries and used by Seller or any of its Subsidiaries in Seller’s Business.  “Seller Intellectual Property Assets” includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

(iv)          “Seller Products” means all products, Software and services currently manufactured, licensed, sold, distributed, provided, or otherwise made commercially available by Seller or any of its Subsidiaries.

(v)           “Seller Technology” means all Technology owned by Seller or any of its Subsidiaries.

(vi)          “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all documentation related thereto.

(vii)         “Source Code” means computer code in human readable language (including all computer programs written in a high-level computer programming language such as HTML, VBscript, JavaScript, and SQL) that is necessary to build or modify such code for any and all Seller Products.

(viii)        “Technology” means tangible embodiments of Intellectual Property Assets, whether in electronic, written or other media, including without limitation Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, databases, lab notebooks, processes, samples, studies, or other know-how and other works of authorship.

5.20        Insurance.  Seller and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller and its Subsidiaries.  All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid, neither Seller nor any of its Subsidiaries is in material default thereunder, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof.  Except as set forth in Section 5.20 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Seller or any of its Subsidiaries.

5.21        Customers.  Seller has provided to Parent a complete and accurate list of all customers of Seller and its Subsidiaries which generated revenue in excess of $500,000 during Seller’s 2007 fiscal year.  Except as set forth in Section 5.21 of the Seller Disclosure Schedule, as of the date hereof, none of such customers has notified Seller in writing that it has terminated or materially and adversely modified, or intends to terminate or materially and adversely modify, its contracts or arrangements with Seller or any of its Subsidiaries.

5.22        Opinion of Financial Advisor.  The Seller Board has received the opinion of Seller’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Offer Price and the Merger Consideration is fair to the Seller Stockholders from a financial point of view, and such opinion has not been modified or withdrawn.

5.23        Schedule 14D-9; Proxy Statement; Seller Information.

(a)        Seller represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Seller with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9.

(b)        The information relating to Seller and its Subsidiaries to be contained in the Proxy Statement (if any), and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

5.24        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or any Subsidiary of Seller or with respect to any other information provided to Parent in connection with the transactions contemplated hereby.  Neither Seller nor any other Person acting on behalf of Seller shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article V.

5.25        Definition of Seller’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Seller” or any similar phrase means the actual knowledge (and not the constructive or imputed) of the Key Employees.

ARTICLE VI  -  COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1          Conduct of Business Pending the Effective Time.  At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws, and use commercially reasonable efforts to, preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Seller or any of its Subsidiaries.  Furthermore, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) without the prior written consent of Parent (which will not be unreasonably withheld):

(a)           amend its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents or, except as set forth in this Agreement, amend the terms of any outstanding security of Seller or any of its Subsidiaries;

(b)           (i) except upon the exercise of Seller Stock Options outstanding as of the date of this Agreement, issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Seller or any of its Subsidiaries, or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Seller Common Stock or the value of Seller or any of its Subsidiaries or any part thereof or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

(c)           grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Seller Common Stock or the value of Seller or any of its Subsidiaries or any part thereof (whether or not pursuant to existing Seller Stock Plans);

(d)           (i) except to the extent required under existing plans or arrangements set forth in Section 5.13(a) of the Seller Disclosure Schedule, increase any compensation or benefit (other than in the ordinary course of business consistent with past practice to non-Key Employees) of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts (other than in the ordinary course of business consistent with past practice to non-Key Employees) under any Seller Benefit Plans or Seller Other Plans not otherwise due to) any Seller Personnel, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires) to any Seller Personnel, (iii) adopt any new Seller Pension Plan, Seller Benefit Plan or Seller Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Seller Pension Plan, Seller Benefit Plan or Seller Other Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards)

for the benefit of any Seller Personnel or grant or amend in any material respect any award under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan (including the grant of any equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Seller Personnel any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), (vi) hire or otherwise employ any individual other than in the ordinary course of business consistent with past practice or (vii) terminate any Key Employee other than for cause (including misconduct or breach of company policy);

(e)           (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly owned Subsidiary of Seller to another Subsidiary of Seller or to Seller) or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of Seller or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with tax withholdings and exercise price settlement upon the exercise of Seller Stock Options or the lapse of the risk of forfeiture under Restricted Stock outstanding on the date of this Agreement;

(f)            (A) transfer, sell, lease, sublease or license or otherwise dispose of any material assets or properties of Seller or any of its Subsidiaries or (B) mortgage or pledge any of the property or assets of Seller or any of its Subsidiaries, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (A) and (B), in the ordinary course of business consistent with past practice;

(g)           except in the ordinary course of business consistent with past practice, enter into, or amend or terminate any Seller Contract or any lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (h) below), or grant any right to any Person to any of the Source Code to any Seller Product; provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by Seller or any of its Subsidiaries of more than $750,000 individually or $3,000,000 in the aggregate;

(h)           make any capital expenditures in excess of $750,000 individually or $2,000,000 in the aggregate;

(i)            (A) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) having a fair market value in excess of $2,000,000 or (B) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (B), in the ordinary course of business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Law or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

(j)            write down or write up or fail to write down or write up the value of any receivables or revalue any assets of Seller other than in the ordinary course of business and in accordance with GAAP;

(k)           create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; (B) any indebtedness owed to Seller by any of its direct or indirect wholly owned Subsidiaries; or (C) purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $250,000 individually or $1,000,000 in the aggregate;

(l)            change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred by its independent registered accountants;

(m)          (i) modify or amend in a manner that is adverse in a material respect to Seller or any of its Subsidiaries, or accelerate, terminate or cancel, any Seller Contract, (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates, or (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 5.15, other than, in each case, in the ordinary course of business consistent with past practice;

(n)           transfer or license on an exclusive basis to any Person any rights to Seller Intellectual Property Assets or Seller Technology;

(o)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any of its Subsidiaries;

(p)           form any Subsidiary;

(q)           settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(r)            knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); and

(s)           authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

6.2             Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time:

(a)           Seller and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Seller or any of its Subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit or enter into any material closing agreement that would adversely affect Parent’s Tax liability without Parent’s prior written consent.

(b)           Except as required by applicable Tax Law or with Parent’s prior written consent (such consent not to be unreasonably withheld), none of Seller or any of its Subsidiaries will (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) agree to any material adjustment of any Tax attribute, (iv) change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income Tax purposes, (v) file any claim for a material refund of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that would adversely affect Parent’s Tax liability.

(c)           Seller and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and reports (including previously filed Tax Returns and reports).

(d)           Seller shall deliver to Purchaser at or prior to the expiration of the Offer a certificate, in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying that Seller has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VII - ADDITIONAL AGREEMENTS

7.1             Third Party Consents and Regulatory Approvals.

(a)           Each of Parent and Purchaser, on the one hand, and Seller, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents or in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and each of Parent, Purchaser and Seller further agrees to take all steps necessary to cause, respectively, the Offer Documents or the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Seller Stockholders, in each case, as and to the extent required by applicable federal securities Laws.

(b)           The parties hereto shall cooperate with each other and use reasonable best efforts to promptly (i) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings as soon as reasonably practicable, to obtain as promptly as reasonably practicable all permits, consents, approvals, authorizations and clearances, including under the HSR Act and the Antitrust Laws of all third parties and Governmental Authorities which are necessary to consummate the transactions contemplated by this Agreement (including, without limitation, each of the Offer and the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities, including, without limitation, landlord consents; (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.  The parties further agree to use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as expeditiously possible.  The parties agree that the use of “reasonable best efforts” by Parent shall not require Parent or Purchaser to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of any product lines, assets or businesses of either party or its Affiliates or (y) any restrictions or actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets.  For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

(c)           Subject to and in furtherance of this Section 7.1, Parent and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, (i) in the case of Parent, all the information relating to Seller and any of its Subsidiaries which appear in, and (ii) in the case of Seller, all the information relating to Parent and Purchaser and any of their Subsidiaries which is required to complete, any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(d)           Parent and Seller shall (i) promptly advise each other of (and Parent or Seller shall so advise with respect to communications received by any Affiliate of Parent or Seller, as the case may be) any written or oral communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement; (ii) to the extent practicable, not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iii) promptly furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Seller, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns.  Neither Parent nor Seller shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(e)           Seller agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Seller, Parent, or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, neither Seller nor any of Seller’s Subsidiaries shall, without Parent’s prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines, or assets of Seller and Seller’s Subsidiaries or take any other action or commit to take any action that would limit Seller’s, Parent’s or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Seller; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

7.2             No Solicitation.

(a)           Upon execution of this Agreement, Seller shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal.  The Seller shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Seller to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to the Seller or its businesses, operations or affairs heretofore furnished by the Seller or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)           Except as authorized or permitted in this Section 7.2, Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective

Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Parent or Purchaser) in connection with an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 7.2(c)), or (iv) approve or recommend an Acquisition Proposal.

(c)           Notwithstanding the limitations set forth in Section 7.2(b), from the date hereof and prior to the Acceptance Date, if Seller or its Representatives receive an unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal, Seller may take the following actions: (i) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”); provided Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to Seller than those contained in the Confidentiality Agreement), and (ii) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal.

(d)           Except as otherwise provided in Section 7.2(e), neither the Seller Board nor any committee of the Seller Board may withdraw or change in a manner adverse to Parent or Purchaser the Seller Recommendations, or propose publicly to approve, adopt or recommend any Acquisition Proposal (an “Adverse Recommendation Change”).

(e)           Notwithstanding Section 7.2(d), at any time prior to the Acceptance Date, the Seller Board may in response to a Superior Proposal that did not result from a breach by Seller of this Section 7.2, (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”) and simultaneously terminate this Agreement in accordance with Section 9.1(h) if the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of its fiduciary obligations under applicable Law; provided, however, that such actions may only be taken at a time that is (A) after the third (3rd) Business Day following Parent’s receipt of written notice from Seller that the Seller Board is prepared to take such action (the “Subsequent Determination Notice”), which notice will specify the material terms of the applicable Acquisition Proposal and identify the Person making such Superior Proposal (it being understood and agreed that any material amendment to such Superior Proposal, including the financial terms of such Superior Proposal, shall require the delivery of a new Subsequent Determination Notice and the commencement of a new three (3) Business-Day period), and (B) at the end of such period, the Seller Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal.  During any such three (3) Business-Day period, Parent shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal, and the Seller shall give Parent the opportunity to meet and negotiate with the Seller and its Representatives.

(f)            From and after the execution of this Agreement, Seller shall notify Parent promptly (but in any event within twenty-four (24) hours) of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the Person making any Acquisition Proposal).

(g)           Nothing in this Section 7.2 shall be deemed to prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Seller Board or a committee of the Seller Board, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law (it being understood that any such compliance with Rule 14e-2 or Item 1012(a) may constitute an Adverse Recommendation Change in breach of Sections 7.2(d) and (e)).  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Seller that describes the Seller’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the board of directors of the Seller pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders of the Seller, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.

(h)           For purposes of this Agreement, “Superior Proposal” shall mean any written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Seller Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Seller Stockholders than the Offer and the Merger from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including, without limitation, the likelihood of consummation.

(i)            For purposes of this Agreement, “Acquisition Proposal” means any, inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the assets of Seller and its Subsidiaries, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Offer and the Merger or the other transactions contemplated by this Agreement.

7.3             Access to Information.

(a)           Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Seller shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and their accountants and accountants’ work papers.  Seller also shall provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Seller’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request.  Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  In furtherance of the foregoing, no information identifying individual employees or consultants of Seller or any Subsidiary of Seller or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Seller Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Seller and Parent regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation.

(b)           With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

7.4             Employment and Benefit Matters.

(a)           Provision of Benefits.  For the twelve (12) month period commencing on the Acceptance Date, Parent agrees to cause the Surviving Corporation to maintain health benefits, welfare benefits, but not any stock-based benefits, for the Seller Personnel who remain employed after the Effective Time (collectively, the “Seller Employees”) at the same levels that are, in the aggregate, comparable to those in effect for similarly situated employees of Parent on the date hereof.  Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Seller Employees are entitled to participate to treat, the service of Seller Employees with Seller or any Subsidiary of Seller attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits.  Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Parent to be waived with respect to Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which Seller Employees participated immediately prior to the Acceptance Date, and any deductibles paid by Seller Employees under any of Seller’s or its Subsidiaries’ health plans in the plan year in which the Acceptance Date occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.  Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.  Seller Employees shall be considered to be employed by Parent “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.  Parent will cooperate with Seller, and assume all costs, in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Seller or any Subsidiary of Seller in accordance with all applicable Laws and bargaining agreements, if any.

(b)           Continuation of Plans.  Subject to Section 7.4(a) hereof, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller; provided, however, that Parent shall continue to maintain such employee benefit plans and programs of Seller (other than stock based plans) until the Seller Employees are permitted to participate in the plans and programs of Parent or the Surviving Corporation in accordance with Section 7.4(a).  Notwithstanding the foregoing, at Parent’s request. Seller shall terminate any Seller Pension Plan that is a 401(k) plan not less than two business days prior to the Closing Date.

(c)           No Third-Party Beneficiaries.  Seller and Parent acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan or any beneficiary thereof or any right to continued employment with Seller, Parent or any Subsidiary of Seller or Parent, nor shall require Seller or any Subsidiary of Seller to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of Seller or any subsidiary of Seller, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

7.5             Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent and Purchaser agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) provided for in the respective organizational documents, in effect as of the date hereof, and the indemnification agreements set forth in Section 7.5 of the Seller Disclosure Schedule shall continue in full force and effect (and with respect to Seller, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Acceptance Date.  During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Acceptance Date was a director, officer, employee, fiduciary or agent of Seller or its Subsidiaries in respect of actions or omissions occurring at or prior to the Acceptance Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Date or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           Prior to the Acceptance Date, Seller shall, to the fullest extent permitted under applicable Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Acceptance Date until the sixth (6th) anniversary of the Acceptance Date, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of Seller and each Subsidiary of Seller (collectively, the “Covered Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Acceptance Date), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Acceptance Date (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Seller or Parent and the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if Seller, Parent or the Surviving Corporation (or counsel selected by the applicable insurer of Seller or the Surviving Corporation) does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to Seller or to Parent and the Surviving Corporation, as the case may be, and Seller or Parent and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) none of Seller, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c)           At or prior to the Acceptance Date, Seller shall purchase directors’ and officers’ liability insurance (which by its terms shall survive the Offer and the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Acceptance Date on terms acceptable to Seller, so long as the aggregate cost is less than $1,000,000.  Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d)           The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).

(e)           In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.

7.6             Additional Agreements.  In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

7.7             Advice of Changes.  Parent and Seller shall each promptly notify the other party of any change or event having a Parent Material Adverse Effect or Seller Material Adverse Effect, as the case may be, or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.8             Publicity.  Except with respect to any action taken pursuant to, and in accordance with, Section 7.2 or Article IX, so long as this Agreement is in effect, neither Parent nor Seller shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange or the Nasdaq Stock Market LLC, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Transaction or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 7.2 or any disclosure of Parent or Purchaser in response thereto or in connection therewith.

7.9             Rule 16b-3 Actions.  Parent and Seller agree that, in order to most effectively compensate and retain those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.9.  Promptly after the date hereof and prior to the Expiration Date, Seller shall take all such steps as may be required to cause any dispositions of shares of Seller Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.10           Rule 14d-10 Matters.

(a)           Notwithstanding anything in this Agreement to the contrary, Seller and its Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel unless, prior to such entry into, establishment, amendment or modification, the Seller Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(b)           In the event that, during the period beginning on the date of this Agreement and ending not less than five (5) calendar days prior to the Expiration Date, Parent requests that the Seller Compensation Committee consider whether any plan, program, agreement or arrangement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides Seller with such information with respect to such Post-Signing Arrangement as Seller may reasonably request, the Seller Compensation Committee will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held.  In the event that, following such consideration, the Seller Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Seller Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(c)           At the time of any action by the Seller Compensation Committee described in this Section 7.10, each member of the Seller Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.11           State Takeover Laws.  If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to Seller, the Offer, the acquisition of shares of Seller Common Stock pursuant to the Offer, the Top-Up Option, the Merger, the Support Agreements or any other transaction contemplated hereby, then the Seller Board shall take all action necessary to render such statute inapplicable to the foregoing.

ARTICLE VIII - CONDITIONS PRECEDENT
TO THE CONSUMMATION OF THE MERGER

8.1             Conditions.    The respective obligations of Parent, Purchaser and Seller to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)           Seller Stockholder Approval.  The Seller Stockholder Approval shall have been obtained, if and to the extent required by applicable Laws.

(b)           Purchase of Common Shares.  Purchaser shall have accepted for payment shares of Seller Common Stock pursuant to the Offer in accordance with the terms hereof and thereof.

(c)           Other Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated.

(d)           No Injunctions or Restraints; Illegality.  No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Merger.

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

9.1             Termination.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:

(a)           by mutual written consent of Seller and Parent;

(b)           by Parent or Seller (i) prior to the commencement of the Offer, if Purchaser fails to commence the Offer as provided in Article I or (ii) if Purchaser shall not have accepted for payment the shares of Seller Common Stock tendered pursuant to the Offer in accordance with the terms hereof and of the Offer, in the case of either (i) or (ii), on or before November 30, 2008 (the “Outside Date”); provided, however, that Seller may not terminate this

Agreement pursuant to this Section 9.1(b) if such failure to commence the Offer or accept for payment the shares of Seller Common Stock resulted from the breach of this Agreement by Seller, and Parent may not terminate this Agreement pursuant to this Section 9.1(b) if such failure to commence the Offer or accept for payment the shares of Seller Common Stock resulted from the breach of this Agreement by Parent or Purchaser;

(c)           by Parent or Seller if the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Seller Common Stock being accepted for payment thereunder; provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(c) if such termination or withdrawal resulted from such party’s breach of this Agreement;

(d)           by either Parent or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 7.1;

(e)           by Parent (A) prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer, in the event of a breach by Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Seller shall have become untrue, which situation in any case (1) would result in any of the events set forth in clauses (d) or (e) of Annex I to occur and (2) has not been cured within thirty (30) calendar days following notice by Parent or, if the Outside Date is less than thirty (30) calendar days from the notice by Parent, has not been or cannot reasonably be expected to be cured by the Outside Date or (B) if any order, decree, judgment, injunction or ruling having the effects referred to in clauses (i) through (iv) of paragraph (a) of Annex I shall have become final and nonappealable;

(f)            by Seller prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer, in the event of a breach by Parent or Purchaser of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Purchaser shall have become untrue, which situation in any case (1) would result in any of the representations and warranties of Parent and Purchaser set forth in this Agreement not being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would result in a failure by Parent or Purchaser to perform in all material respects its obligations and covenants required to be performed by it under this Agreement and (2) has not been cured within thirty (30) calendar days following notice by Seller or, if the Outside Date is less than thirty (30) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Outside Date;

(g)           by Parent, if prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer (i) the Seller Board shall have failed to publicly recommend to the Seller Stockholders that they tender their shares into the Offer and/or vote in favor of the adoption and approval of this Agreement, including by failing to include the Seller Recommendation in the Schedule 14D-9, (ii) the Seller Board shall have effected an Adverse Recommendation Change, (iii) the Seller Board shall have approved, or recommended that the Seller Stockholders accept or approve, an Acquisition Proposal, or failed to recommend that the Seller Stockholders not tender their shares of Seller Common Stock pursuant to an Acquisition Proposal,  (iv) Seller shall have breached in any material respect the provisions of Section 7.2, and such violation or breach has resulted in the receipt by Seller of an Acquisition Proposal, or (v) the Seller Board shall have resolved to do any of the foregoing; or

(h)           by Seller, if prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer the Seller Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.2, and simultaneously with such termination is entering into an Acquisition Agreement with respect to such Superior Proposal.

9.2             Effect of Termination.

(a)           In the event of a termination and abandonment of this Agreement by either Parent or Seller as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of Parent, Purchaser, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that  Sections 7.3(b) (Access to Information), 9.2 (Effect of Termination), and Article X (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.  Notwithstanding the foregoing, neither Parent nor Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud; provided that the failure of Parent or Purchaser to accept for payment and pay for the shares of Seller Common Stock validly tendered and not withdrawn pursuant to the Offer promptly following the Expiration Date in the event that all Tender Offer Conditions have been satisfied or waived as of the Expiration Date, shall be deemed a willful breach by Parent and Purchaser of this Agreement, and Parent shall be liable to Seller for such breach notwithstanding any termination of this Agreement.

(b)           In the event this Agreement is terminated by:

(A)          Parent pursuant to Section 9.1(g); or

(B)           Seller pursuant to Section 9.1(h),

then Seller shall make a cash payment to Parent in the amount of $28,500,000 (the “Seller Termination Amount”).

(c)           In the event this Agreement is terminated by Parent or Seller pursuant to Section 9.1(b)(ii) or 9.1(c), and prior to such termination an Acquisition Proposal has been publicly announced and all the Tender Offer Conditions have been satisfied or waived on the Business Day preceding the Expiration Date other than the Minimum Condition (as defined in Annex I), and if within twelve (12) months following such termination, Seller shall have entered into a definitive agreement to engage in, a transaction qualifying as an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than Parent or any Affiliate of Parent, which transaction is subsequently consummated, then Seller shall make a cash payment to Parent of the Seller Termination Amount.

(d)           If required under this Section 9.2, the Seller Termination Amount shall be paid in immediately available funds to an account designated by Parent within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, if the Seller Termination Amount is payable as a result of a termination pursuant to Section 9.1(h), then the Seller Termination Amount shall be payable prior to and as a condition to the termination.  The parties acknowledge and agree that the provisions for payment of the Seller Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.  If Seller fails to pay the Seller Termination Amount and Parent or Purchaser commences a suit which results in a final, non-appealable judgment against Seller for the Seller Termination Amount or any portion thereof, then Seller shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Seller Termination Amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made thought the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that Parent or Purchaser is not entitled to the Seller Termination Amount or any portion thereof, then Parent shall pay Seller its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(e)           The parties agree that the payment of the Seller Termination Amount shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the Transaction in the event any payment of the Seller Termination Amount becomes due and payable under the terms of this Agreement, and, upon payment of the Seller Termination Amount, Seller shall have no further liability to Parent and Purchaser hereunder.

9.3             Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of Seller; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4             Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X - MISCELLANEOUS

10.1           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

10.2           Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.3           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

(a)		If to Parent or Purchaser, to:

BMC Software, Inc.
2101 CityWest Blvd.
Houston, TX 77042
Telecopy: (713) 918-1110
Attn: General Counsel

with required copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Telecopy: (650) 463-2600
	Attn:	Peter F. Kerman, Esq.
Luke J. Bergstrom, Esq.

(b)		If to Seller, to:

BladeLogic, Inc.
10 Maguire Road
Building 3
Lexington, MA 02421
Telecopy: (781) 207-0269
Attn: General Counsel

(c)		with required copies to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopy: (617) 523-1231
	Attn:	James A. Matarese, Esq.
Jeffrey C. Hadden, Esq.
Michael S. Turner, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

10.4        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits, Schedules or Annexes, such reference shall be to a Section of or Exhibit, Schedule or Annex to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.”  The words “hereof”, “hereto”, “hereby”, “herein” or “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  Any capitalized terms used in any Schedule, Exhibit or Annex, but not otherwise defined therein, shall have the meaning as defined in this Agreement.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

10.5           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6           Entire Agreement.  This Agreement, together with the exhibits, annexes and schedules hereto, and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

10.7           Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of Parent and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of  Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the United States of America located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.8           Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.9           Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that each of Parent and Purchaser may assign their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent to the extent Purchaser and/or Parent, as applicable, agree to remain liable for the performance of such wholly owned Subsidiary of its obligations hereunder.  Except (i) as provided in Section 7.5 (Directors’ and Officers’ Indemnification and Insurance) hereof and (ii) the provisions of Articles I and III concerning payment of the aggregate Offer Price and Merger Consideration, which shall inure to the benefit of the Seller Stockholders but, prior to the Effective Time, may only be enforced by Seller acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

10.10        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11        Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acceleration Letters” shall have the meaning ascribed thereto in Section 3.4(c) hereof.

“Acceptance Date” shall have the meaning ascribed thereto in Section 1.1(a) hereof.

“Acquisition Agreement” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 7.2(i) hereof.

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 7.2(d) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Antitrust Laws” shall mean, other than the HSR Act, any federal, state or local law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Arrangements” shall have the meaning ascribed thereto in Section 5.13(k) hereof.

“Assumed Seller Stock Option” shall have the meaning ascribed thereto in Section 3.4(b) hereof.

“Book-Entry Share” and “Book-Entry Shares” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act.

“Cancelled Seller Stock Options” shall have the meaning ascribed thereto in Section 3.4(a) hereof.

“Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Change in Control Agreement” means those certain change in control agreements previously entered into by Seller with certain of Seller’s executive officers, the form of which was filed by Seller with the SEC as an exhibit to Amendment No. 4 to the Registration Statement on Form S-1 on July 20, 2007.

“Closing” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Seller and Parent dated as of March 1, 2008.

“Copyrights” shall have the meaning ascribed thereto in Section 5.19(c)(i)(C) hereof.

“Covered Parties” shall have the meaning ascribed thereto in Section 7.5(b) hereof.

“Covered Securityholders” shall have the meaning ascribed thereto in Section 4.7 hereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 10.7 hereof.

“DGCL” shall have the meaning ascribed thereto in the recitals hereto.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Employment Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.13(k) hereof.

“Encumbrances” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restriction, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that together with the Seller would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning ascribed thereto in Section 3.2(a)  hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 3.4(b) hereof.

“Expiration Date” shall have the meaning ascribed thereto in Section 1.1(b) hereof.

“fully diluted basis” shall have the meaning ascribed thereto in Annex I.

“GAAP” shall have the meaning ascribed thereto in Section 5.5.

“Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

“Harmful Code” shall have the meaning ascribed thereto in Section 5.19(b)(xi) hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning ascribed thereto in Section 7.5(a) hereof.

“Intellectual Property Assets” shall have the meaning ascribed thereto in  Section 5.19(c)(i) hereof.

“IRS” shall mean the Internal Revenue Service.

“Key Employee” shall mean each of the individuals listed in Section 10.11 of the Seller Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Marks” shall have the meaning ascribed thereto in Section 5.19(c)(i)(B) hereof.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Minimum Condition” shall have the meaning ascribed thereto in Annex I.

“Offer” shall have the meaning ascribed thereto in the recitals hereto.

“Offer Documents” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

“Offer Price” shall have the meaning ascribed thereto in the recitals hereto.

“Open Source Software” shall have the meaning ascribed thereto in Section 5.19(b)(xiii).

“Option Consideration” shall have the meaning ascribed thereto in Section 3.4(a) hereof.

“Outside Date” shall have the meaning ascribed thereto in Section 9.1(b) hereof.

“Owned Real Property” shall have the meaning ascribed thereto in Section 5.16(a) hereof.

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

“Parent Arrangements” shall have the meaning ascribed thereto in Section 4.7 hereof.

“Parent Common Stock” shall have the meaning ascribed thereto in Section 3.4(b) hereof.

“Parent Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Parent Material Adverse Effect” means, with respect to Parent, an effect, event or change which would reasonably be expected to prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Parent to perform its obligations under this Agreement.

“Parent Stock Price” shall mean the closing per share price of a share of Parent Common Stock as listed on the New York Stock Exchange.

“Patents” shall have the meaning ascribed thereto in Section 5.19(c)(i)(A) hereof.

“Paying Agent” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Permitted Encumbrances” shall have the meaning ascribed thereto in Section 5.16(d) hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Post-Signing Arrangement” shall have the meaning ascribed thereto in Section 7.10(b) hereof.

“Proxy Statement” shall have the meaning ascribed thereto in Section 2.6(a)(ii) hereof.

“Purchaser” shall have the meaning ascribed thereto in the recitals hereto.

“Purchaser Common Stock” shall have the meaning ascribed thereto in Section 3.1(a) hereof.

“Purchaser Insiders” shall have the meaning ascribed thereto in Section 1.3(a) hereof.

“Qualified Bidder” shall have the meaning ascribed thereto in Section 7.2(c) hereof.

“Regulatory Law” shall have the meaning ascribed thereto in Section 7.1(b) hereof.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Parent, Purchaser or any of their respective Subsidiaries, as the case may be.

“Restricted Stock” shall have the meaning ascribed thereto in Section 3.4(c) hereof.

“Schedule 14D-9” shall have the meaning ascribed thereto in Section 1.2(a) hereof.

“Schedule TO” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

“SEC” shall have the meaning ascribed thereto in Section 1.1(b) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals hereto.

“Seller 401(k) Plans” shall have the meaning ascribed thereto in Section 7.4(b) hereof.

“Seller Benefit Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Board” shall mean the board of directors of Seller.

“Seller Common Stock” shall have the meaning ascribed thereto in the recitals hereto.

“Seller Compensation Committee” shall have the meaning ascribed thereto in Section 5.13(k) hereof.

“Seller Contracts” shall have the meaning ascribed thereto in Section 5.15 hereof.

“Seller Copyrights” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article V hereof.

“Seller Employees” shall have the meaning ascribed thereto in Section 7.4(a) hereof.

“Seller Financial Statements” shall have the meaning ascribed thereto in Section 5.5 hereof.

“Seller Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c)(iii) hereof.

“Seller Marks” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Material Adverse Effect” shall mean, with respect to Seller, a change, event, development, circumstance, condition or effect (an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, has a material adverse effect on the business, operations, assets, liabilities, results of operations, or financial condition of Seller and its Subsidiaries taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, contribution or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect the enterprise software industry, (iii) changes in GAAP, (iv) the announcement of this Agreement or pendency of the Offer or the Merger, (v) the identity of Parent, Purchaser or any of their Affiliates as the acquiror of Seller, and (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent; provided that any change of a type described in clauses (i) or (ii) shall be taken into account in determining whether there was a Seller Material Adverse Effect if such change affects Seller and its Subsidiaries in a materially disproportionate manner to other businesses participating in the enterprise software industry; or (b) any decline in the market price, or change in trading volume, of the capital stock of Seller or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure shall be considered in determining whether there was a Seller Material Adverse Effect.

“Seller Other Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Patents” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Pension Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Permits” shall have the meaning ascribed thereto in Section 5.11 hereof.

“Seller Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Seller or any of its Subsidiaries.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 5.2(a) hereof.

“Seller Products” shall have the meaning ascribed thereto in Section 5.19(c)(iv) hereof.

“Seller Recommendations” shall have the meaning ascribed thereto in Section 1.2(a) hereof.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 5.9 hereof.

“Seller Stockholder Approval” shall have the meaning ascribed thereto in Section 5.18(b) hereof.

“Seller Stockholders” shall mean the holders of Seller Common Stock.

“Seller Stock Option” shall mean options to purchase Seller Common Stock issued under any of Seller Stock Options Plans.

“Seller Stock Option Plans” shall mean those stock option plans of Seller designated as Third Amended and Restated 2001 Stock Option and Grant Plan and the 2007 Stock Option and Incentive Plan.

“Seller Technology” shall have the meaning ascribed thereto in Section 5.19(c)(v) hereof.

“Seller Termination Amount” shall have the meaning ascribed thereto in Section 9.2(b) hereof.

“Seller Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(b)(ix) hereof.

“Seller’s Business” shall have the meaning ascribed thereto in Section 5.19(c)(ii) hereof.

“Seller’s Financial Advisor” shall have the meaning ascribed thereto in Section 5.6 hereof.

“Short Form Threshold” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Software” shall have the meaning ascribed thereto in Section 5.19(c)(vi) hereof.

“Source Code” shall have the meaning ascribed thereto in Section 5.19(c)(vii) hereof.

“Special Meeting” shall have the meaning ascribed thereto in Section 2.6(a) hereof.

“Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 7.2(h) hereof.

“Support Agreements” shall have the meaning ascribed thereto in the recitals hereto.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1 hereof.

 “Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Tax” shall mean any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Technology” shall have the meaning ascribed thereto in Section 5.19(c)(viii) hereof.

“Tender Offer Conditions” shall mean the conditions to the Offer set forth in Annex I hereto.

“Third Party Rights” shall have the meaning ascribed thereto in Section 5.19(b)(v) hereof.

“Top-Up Option” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Top-Up Shares” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(c)(i)(D) hereof.

“Transaction” shall have the meaning ascribed thereto in the recitals hereto.

“Unvested Cash” shall have the meaning ascribed thereto in Section 3.4(c) hereof.

“U.S.” shall mean the United States of America.

“Voting Debt” shall have the meaning ascribed thereto in Section 5.2 hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Purchaser and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

BMC SOFTWARE, INC.

By:	/s/ Robert E. Beauchamp
	Name:	Robert E. Beauchamp
	Title:	President and Chief Executive Officer

BENGAL ACQUISITION CORPORATION

By:	/s/ Stephen B. Solcher
	Name:	Stephen B. Solcher
	Title:	President and Chief Executive Officer

BLADELOGIC, INC.

By:	/s/ Dev Ittycheria
	Name:	Dev Ittycheria
	Title:	President and Chief Executive Officer

I-1

ANNEX I
CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Parent and Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and may delay the acceptance for payment of or the payment for, any validly tendered shares of Seller Common Stock and may terminate or, subject to the terms of the Agreement, amend the Offer, if (i) there shall not be validly tendered and not withdrawn prior to the Expiration Date for the Offer that number of shares of Seller Common Stock which, when added to any shares of Seller Common Stock already owned by Parent or any of its controlled Subsidiaries, represents at least a majority of the total number of outstanding shares of Seller Common Stock on a “fully diluted basis” (which means the total number of outstanding shares of Seller Common Stock plus the total number of shares of Seller Common Stock that are issuable upon the conversion or exercise of all Seller Stock Options and other derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Condition”), (ii) any applicable waiting period or approval under the HSR Act or other applicable foreign statutes or regulations shall not have expired or been terminated or obtained prior to the Expiration Date, or (iii) at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any shares of Seller Common Stock, any of the following events shall occur:

(a)         there shall be (A) any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Laws to the Offer or to the Merger, or (B) any suit, action or proceeding shall be pending by any Governmental Authority of competent jurisdiction (or any Governmental Authority of competent jurisdiction shall have informed Parent, Purchaser, Seller or counsel therefor that it intends to commence any suit, action or proceeding) against Parent, Purchaser, Seller or their respective Subsidiaries which remains pending wherein an unfavorable injunction, judgment, order, decree or ruling, that in the case of either clause (A) or (B), would reasonably be expected to, directly or indirectly:  (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, (ii) restrict, prohibit or limit the ownership or operation by Parent or Purchaser or their Subsidiaries of all or any significant portion of the business or assets of Seller or any of its Subsidiaries or compel Parent or Purchaser or any of their Subsidiaries to dispose of or hold separately all or any significant portion of the business or assets of Parent or Purchaser or Seller or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, Purchaser, Seller or their respective Subsidiaries to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or Purchaser or their Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Seller Common Stock, including, without limitation, the right to vote any shares of Seller Common Stock acquired or owned by Purchaser or Parent or their Subsidiaries pursuant to the Offer on all matters properly presented to Seller’s Stockholders, or (iv) require divestiture by Parent or Purchaser or their Subsidiaries of any shares of Seller Common Stock; or

(b)                         (A) an Adverse Recommendation Change shall have occurred, or (B) the Seller Board or any committee of the Seller Board shall have authorized or permitted Seller or any of its Subsidiaries to enter into an Acquisition Agreement; or

(c)                          Seller and Purchaser and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

(d)                         (i) any of the representations and warranties of Seller set forth in Section 5.2 or 5.3 of the Agreement shall fail to be true and correct in any material respect as of the Expiration Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly related to a specific date, in which case such representations and warranties shall be true in all material respects only as of such date) and such inaccuracies shall not have been cured as of the Expiration Date; provided that the representations and warranties in Sections 5.2(a) and Section 5.2(b) shall be deemed to be materially inaccurate if Seller’s actual fully diluted capitalization exceeds by more than 300,000 shares Seller’s fully diluted capitalization set forth in Sections 5.2(a) and 5.2(b), and (ii) any other representations and warranties of Seller set forth in the Agreement (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” or similar terms set forth therein) shall fail to be true and correct as of the Expiration Date with the same force and effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct only as of such date, and such inaccuracies shall not have been cured as of the Expiration Date, except where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Seller Material Adverse Effect; or

(e)                          Seller shall have breached or failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement, and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent; or

(f)                            Since the date of this Agreement, there shall have occurred or become known any Effect which has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

The foregoing conditions are for the  sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not in limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.